UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 13, 2007

The Hartford Financial Services Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13958	13-3317783
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Hartford Plaza, Hartford, Connecticut		06155
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	860-547-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

Members of senior management of The Hartford Financial Services Group, Inc. (the "Company") intend to meet with various Company analysts and investors beginning in the evening of August 13, 2007. Over the course of those meetings, members of the Company’s senior management intend to make the disclosures about the Company’s share repurchase program set forth below.

Through August 13, 2007, the Company has repurchased, or entered into trades to repurchase which have not yet settled, approximately $232 million of its securities (approximately 2.6 million shares) in the third quarter of 2007, at an average price of $89.49 per share (inclusive of applicable commissions), pursuant to the existing authorization of the Company’s Board of Directors to repurchase up to $2 billion of the Company’s securities. As previously disclosed, the Company repurchased $800 million of its securities (approximately 8.4 million shares) under this authorization in the first quarter of 2007.

The Company may repurchase more shares over the balance of 2007. The timing of any future repurchases will be dependent upon several factors, including the market price of the Company’s securities, the Company’s capital position, consideration of the effect of any repurchases on the Company’s financial strength or credit ratings, and other corporate considerations. The repurchase program may be modified, extended or terminated by the Board of Directors at any time.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hartford Financial Services Group, Inc.

August 13, 2007	By:	Alan J. Kreczko

Name: Alan J. Kreczko
Title: Executive Vice President and General Counsel